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Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

dated as of                        , 2007

between

UNITED ONLINE, INC.

and

CLASSMATES MEDIA CORPORATION

TABLE OF CONTENTS

		PAGE
ARTICLE I DEFINITIONS
Section 1.01	Definitions	1
Section 1.02	Internal References	3
ARTICLE II PURCHASE AND SALE OF SERVICES
Section 2.01	Purchase and Sale of UOL Services	3
Section 2.02	Purchase and Sale of CMC Services	3
Section 2.03	Additional Services	3
ARTICLE III SERVICE COSTS; OTHER CHARGES
Section 3.01	Service Costs Generally	4
Section 3.02	Invoicing and Settlement of Costs	4
Section 3.03	Financial Responsibility for Personnel	4
ARTICLE IV TRADEMARKS AND SERVICE MARKS
Section 4.01	Trademarks and Service Marks	4
ARTICLE V STANDARD OF SERVICE; SERVICES MANAGEMENT
Section 5.01	General Standard of Service	5
Section 5.02	Services Management	5
ARTICLE VI INDEMNIFICATION AND LIMITATION OF LIABILITY
Section 6.01	Indemnification Related to UOL Services	5
Section 6.02	Procedures for Defense, Settlement and Indemnification of the Third Party Claims	6
Section 6.03	Limitation of Liability	6
ARTICLE VII TERM AND TERMINATION
Section 7.01	Term	6
Section 7.02	Termination	6
Section 7.03	Effect of Termination	7

i

SCHEDULE I:	Financial Transaction and Corporate Financial Services
SCHEDULE II:	Human Resources and Employee Benefits Services
SCHEDULE III:	Marketing Services
SCHEDULE IV:	Facilities Services
SCHEDULE V:	Legal Services
SCHEDULE VI:	Trademark and Domain Name Registration Services
SCHEDULE VII:	Corporate Development Services
SCHEDULE VIII:	Web Analytic Services
SCHEDULE IX:	Co-Marketing Services

ii

ADMINISTRATIVE SERVICES AGREEMENT

        This Administrative Services Agreement is dated as of                        , 2007 by and between United Online, Inc., a Delaware corporation ("UOL"), and Classmates Media Corporation, a Delaware corporation ("CMC"). UOL and CMC are sometimes referred to herein separately as a "Party" and together as the "Parties". Capitalized terms used herein shall have the meanings ascribed to them in Article I hereof.

RECITALS

        WHEREAS, UOL is the owner of all the issued and outstanding common stock of CMC;

        WHEREAS, the Parties currently contemplate that CMC will make an initial public offering (the "Offering") of its Class A common stock pursuant to a Registration Statement on Form S-1 (File No. 333-145397) under the Securities Act of 1933, as amended (the "Registration Statement");

        WHEREAS, the UOL Entities (as defined below) directly or indirectly provide certain services to the CMC Entities (as defined below), and the CMC Entities directly or indirectly provide certain services to the UOL Entities;

        WHEREAS, following consummation of the Offering, the UOL Entities desire to continue to provide certain services to the CMC Entities, and the CMC Entities desire to continue to provide certain services to the UOL Entities; and

        WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will provide and/or receive such services.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.    (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "Agreement" means this Administrative Services Agreement, together with the schedules and annex hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

        "CMC Entities" means CMC and its Subsidiaries and any entity which becomes a Subsidiary of CMC after the date hereof, and "CMC Entity" means any one of the CMC Entities.

        "CMC Service Costs" means the amounts to be paid to CMC by UOL for CMC Services provided hereunder.

        "CMC Services" means the services to be provided by CMC to the UOL Entities under this Agreement, as more fully described in the Schedules hereto and any additional services provided pursuant to Section 2.03.

        "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person's property under applicable law.

        "Confidential Information" shall have the meaning set forth in Section 3.7(b) of the Master Transaction Agreement.

        "Master Transaction Agreement" means the Master Transaction Agreement between the Parties of even date herewith.

        "Offering Date" means the date on which the Offering is consummated.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Schedules" means any one or more of the schedules referred to in and attached to this Agreement.

        "Service Costs" means the CMC Service Costs and/or the UOL Service Costs, as the context may require.

        "Services" means the CMC Services and/or the UOL Services, as the context may require.

        "Subsidiary" means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profits interest, in the case of a partnership.

        "UOL Entities" means UOL and its Subsidiaries (other than the CMC Entities) and any entity which becomes a Subsidiary of UOL after the date hereof, and "UOL Entity" means any one of the UOL Entities.

        "UOL Service Costs" means the amounts to be paid to UOL by CMC for UOL Services provided hereunder.

        "UOL Services" means the services to be provided by UOL to the CMC Entities under this Agreement, as more fully described in the Schedules hereto and any additional services provided pursuant to Section 2.03.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Actions	6.01
Additional Interest	3.02(b)
Annual Budget	5.02(b)
CMC	Preamble
Force Majeure	8.03(a)
Indemnified Person	6.01
Indemnifying Party	6.01
Initial Term	7.01
Offering	Preamble
Parties	Preamble
Party	Preamble
Payment Date	3.02(b)
Quarterly Service Cost	5.02
Registration Statement	Preamble
Renewal Term	7.01
Subcontractor	8.02
UOL	Preamble

        Section 1.02    Internal References.    Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections.

ARTICLE II
PURCHASE AND SALE OF SERVICES

        Section 2.01    Purchase and Sale of UOL Services.

          (a)   Subject to the terms and conditions of this Agreement and in consideration of the UOL Service Costs to be paid to UOL as described below, UOL agrees to provide or cause to be provided to the CMC Entities, and CMC agrees to purchase from UOL, the UOL Services, until the obligation to provide such UOL Services is terminated in accordance with the provisions hereof.

          (b)   The Parties acknowledge and agree that (i) at CMC's request, UOL shall provide the UOL Services directly to CMC or Subsidiaries of CMC and (ii) UOL may satisfy its obligation to provide or to procure the UOL Services hereunder by causing one or more of its Subsidiaries to provide or to procure such UOL Services. With respect to the UOL Services provided to, or procured on behalf of, any Subsidiary of CMC, CMC agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such UOL Services pursuant to this Agreement.

        Section 2.02    Purchase and Sale of CMC Services.

          (a)   Subject to the terms and conditions of this Agreement and in consideration of the CMC Service Costs to be paid to CMC as described below, CMC agrees to provide or cause to be provided to the UOL Entities, and UOL agrees to purchase from CMC, the CMC Services, until the obligation to provide such CMC Services is terminated in accordance with the provisions hereof.

          (b)   The Parties acknowledge and agree that (i) at UOL's request, CMC shall provide the CMC Services directly to UOL or Subsidiaries of UOL and (ii) CMC may satisfy its obligation to provide or to procure the CMC Services hereunder by causing one or more of its Subsidiaries to provide or to procure such CMC Services. With respect to the CMC Services provided to, or procured on behalf of, any Subsidiary of UOL, UOL agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such CMC Services pursuant to this Agreement.

        Section 2.03    Additional Services.

          (a)   In addition to the UOL Services to be provided or procured by UOL in accordance with Section 2.01 and set forth in the Schedules hereto, if requested by CMC, and to the extent that UOL and CMC may mutually agree in writing, UOL shall provide additional services to CMC. The scope of any such additional services, as well as the costs and other terms and conditions applicable to such additional services, shall be as mutually agreed by UOL and CMC prior to the provision of such additional services.

          (b)   In addition to the CMC Services to be provided or procured by CMC in accordance with Section 2.02 and set forth in the Schedules hereto, if requested by UOL, and to the extent that CMC and UOL may mutually agree in writing, CMC shall provide additional services to UOL. The scope of any such additional services, as well as the costs and other terms and conditions applicable to such additional services, shall be as mutually agreed by CMC and UOL prior to the provision of such additional services.

ARTICLE III
SERVICE COSTS; OTHER CHARGES

        Section 3.01    Service Costs Generally.    Set forth in the Schedules hereto (as may be amended from time to time) is the billing methodology for each Service. Each Party agrees to pay to the other Party in the manner set forth in Section 3.02 an amount equal to the Service Costs applicable to each of the Services provided or procured by such other Party.

        Section 3.02    Invoicing and Settlement of Costs.

          (a)   As soon as practicable after the end of each month, each Party will invoice the other Party for the applicable Service Costs on a monthly basis, in arrears, for the prior month just ended. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, (ii) the Service Costs for each type of Service provided and (iii) such additional information as reasonably requested

          (b)   Each Party agrees to pay all of the Service Costs on or before thirty (30) days after the date on which an invoice for Service Costs is delivered to such Party (the "Payment Date") by check or wire transfer of immediately available funds; provided that the Parties may agree to a net amount owed by one Party to the other. If a Party fails to pay any monthly payment on or before the Payment Date, such Party shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at the prime rate published in The Wall Street Journal (as of the applicable Payment Date) plus two percent (2%) per annum, compounded monthly from the relevant Payment Date through the date of payment ("Additional Interest"); provided that if the Parties agree to a net amount owed by one Party to the other with respect to Service Costs in any monthly period, the Party to whom such net amount is owed shall not be liable for Additional Interest. Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

          (c)   Notwithstanding the foregoing, if a Party in good faith disputes any invoiced charge, payment of such charge shall be made only after mutual resolution of such dispute. Each Party agrees to notify the other Party promptly, and in no event later than the relevant Payment Date, of any disputed charge. Additional Interest shall not accrue on any amount in dispute and no default shall be alleged until after the relevant Payment Date.

          (d)   During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. Each Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.02 as the other Party may from time to time reasonably request. Each Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party's normal business operations.

        Section 3.03    Financial Responsibility for Personnel.    Each Party will pay for all personnel and other related expenses, including salary or wages, of its employees performing the Services. No person providing Services to a Party pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of such Party.

ARTICLE IV
TRADEMARKS AND SERVICE MARKS

        Section 4.01    Trademarks and Service Marks.    CMC agrees to permit UOL to use the trademarks and service marks owned by CMC and its Subsidiaries at no cost to UOL for use in UOL's annual report to stockholders, documentation relating to any of the UOL Services, and for any other similar purpose, so long as CMC reviews and consents to such particular use, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE V
STANDARD OF SERVICE; SERVICES MANAGEMENT

        Section 5.01    General Standard of Service.    Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality and standard of care applicable to the delivery of the Services hereunder, and the skill levels of the employees providing such Services, shall be substantially the same as or consistent with those which each Party exercises or employs in providing similar services for itself and its Subsidiaries.

        Section 5.02    Services Management.

          (a)   On or prior to the first day of each fiscal quarter, each Party will provide the other with a written estimate of the expected Service Costs, set forth in reasonable detail and by month, to be charged to the other Party for Services to be provided that quarter. The Parties will use their reasonable best efforts to reach an agreement as to estimated Service Costs for a fiscal quarter no later than the fifteenth (15th) day of such quarter, and the Chief Financial Officer of each Party shall initial the document reflecting their agreement as to the estimated Service Costs (the "Quarterly Service Cost"). Except as set forth in this Section 5.02(a), the Quarterly Service Cost shall be the charges that will be invoiced to each Party by the other for Service Costs for such quarter. While the Quarterly Service Cost will contain estimates of Service Costs to be billed directly or indirectly from third parties, the Quarterly Service Cost will only constitute an estimate and the bills received from third parties will be the actual amounts invoiced. In the event that a Party becomes aware that the actual Service Cost being, or to be, incurred by a Party is materially different from that set forth in the Quarterly Service Cost, such Party will provide the other with a written estimate of the expected change and the Parties will negotiate in good faith to have the Quarterly Service Cost modified to reflect the actual cost (calculated in accordance with the terms of this Agreement and the Schedules hereto). Any modification of the Quarterly Service Cost will be set forth in writing and initialed by the Chief Financial Officer of each Party. The Parties may from time to time agree to amend the process set forth in this Section 5.02(a).

          (b)   The Parties agree to work together and to cooperate with each other in good faith to develop an annual budget ("Annual Budget") to reflect the estimated annual Service Costs to each Party for each of the Services to be provided and/or procured by the other Party as contemplated by this Agreement. The Parties agree to use their reasonable efforts to harmonize the interests of the Parties to have quality services at affordable costs and to recover the costs of performing and/or procuring the Services. On or before December 31 of each calendar year, an Annual Budget for the next calendar year shall be submitted to the respective Chief Financial Officer of each of the Parties for review and approval. Such approval shall constitute approval of the Annual Budget by the Party represented by such person. The Annual Budget is for planning purposes and, unlike the Quartely Service Cost, shall not be the amounts billed one another under this Agreement.

ARTICLE VI
INDEMNIFICATION AND LIMITATION OF LIABILITY

        Section 6.01    Indemnification Related to UOL Services.    Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party and its directors, officers, agents and employees (each an "Indemnified Person") from and against any loss, cost or damage related to, and to reimburse each Indemnified Person for all reasonable expenses (including, without limitation, attorneys' fees) as they are incurred in connection with pursuing or defending any third-party claim, action or proceeding (collectively, "Actions") arising out of or relating to the Indemnifying Party's recklessness or willful misconduct in performing or failing to perform the Indemnifying Party's obligations under this Agreement.

        Section 6.02    Procedures for Defense, Settlement and Indemnification of the Third Party Claims.    Each Party hereto agrees that Section 6.8 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        Section 6.03    Limitation of Liability.

          (a)   EXCEPT FOR THIRD-PARTY CLAIMS UNDER ANY INDEMNITY PROVISION HEREIN OR CLAIMS RELATED TO A BREACH OF CONFIDENTIALITY PURSUANT TO SECTION 8.15, IN NO EVENT SHALL UOL OR CMC BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (b)   None of the CMC Entities shall have any liability to any UOL Entity or any other Person for failure to perform CMC's obligations under this Agreement or otherwise, where such failure to perform similarly affects the CMC Entities receiving the same or similar services and does not have a disproportionately adverse effect on the UOL Entities, taken as a whole. In addition, none of the UOL Entities shall have any liability to any CMC Entity or any other Person for failure to perform UOL's obligations under this Agreement or otherwise, where such failure to perform similarly affects the UOL Entities receiving the same or similar services and does not have a disproportionately adverse effect on the CMC Entities, taken as a whole.

ARTICLE VII
TERM AND TERMINATION

        Section 7.01    Term.    Except as otherwise provided in this Article VII or as otherwise agreed in writing by the Parties, this Agreement shall have an initial term from the Offering Date through December 31, 2008 (the "Initial Term") and will be renewed automatically thereafter for successive one-year terms.

        Section 7.02    Termination.

          (a)   The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part.

          (b)   Either Party may terminate Services provided pursuant to any Schedule by notice in writing to the other Party as set forth in the Schedule, and this Agreement will automatically terminate when Services provided pursuant to all Schedules have been so terminated.

          (c)   CMC may terminate the obligations under this Agreement as to any UOL Service at any time if UOL shall have failed to perform any of its material obligations under this Agreement relating to such UOL Service, CMC shall have notified UOL in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by UOL of written notice of such failure from CMC.

          (d)   UOL may terminate the obligations under this Agreement as to any CMC Service at any time if CMC shall have failed to perform any of its material obligations under this Agreement relating to such CMC Service, UOL shall have notified CMC in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by CMC of written notice of such failure from UOL.

          (e)   Either Party may terminate the obligations under this Agreement as to any affected Service effective immediately upon written notice to the other Party if the performance of such Service (in all material respects as required hereby) would require such Party to violate any applicable laws, rules or regulations or would result in the breach of any applicable Contract in existence on the Offering Date.

          (f)    Except as provided in Section 7.02(a), termination of Services provided pursuant to any Schedule shall apply to the Schedule as a whole, not in part.

        Section 7.03    Effect of Termination.

          (a)   Other than as required by law, upon the effective date of the termination of the obligations under this Agreement as to any Service pursuant to Section 7.01 or 7.02, or upon termination of this Agreement in accordance with its terms, the Party whose Service is terminated shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the Party terminating such Service shall have no obligation to pay any CMC Service Costs or UOL Service Costs, as the case may be, relating to such terminated Service; provided that, notwithstanding such termination, (i) the Party terminating such Service shall remain liable to the Party whose Service is terminated for CMC Service Costs or UOL Service Costs, as the case may be, owed and payable in respect of Services provided prior to the effective date of the termination and (ii) the provisions of Articles V, VI, VII and VIII shall survive any such termination indefinitely. Any termination of the obligations under this Agreement as to any Service or upon termination of this Agreement in accordance with its terms will not relieve a Party of any liability for breach hereof.

          (b)   Following termination of this Agreement with respect to any Service, each Party agrees to cooperate with the other Party in providing for an orderly transition of such Service to such other Party or to a successor service provider as designated by such other Party, and CMC shall reimburse UOL for its reasonable expenses incurred in connection with such transition of services.

ARTICLE VIII
MISCELLANEOUS

        Section 8.01    No Agency.    Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

        Section 8.02    Subcontractors.    Either Party may hire or engage one or more third-party subcontractors (each, a "Subcontractor") to perform all or any of its obligations under this Agreement; provided that subject to Section 6.03, such Party shall pay for all amounts due to each such Subcontractor and shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on such Party's behalf pursuant to the terms of this Agreement with respect to the scope, quality and nature of the Services provided to the other Party; provided further that in each case the use of a Subcontractor to perform such Party's obligations would not substantially increase the costs to the other Party.

        Section 8.03    Force Majeure.

          (a)   For purposes of this Section 8.03, "Force Majeure" means an event beyond the control of a Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

          (b)   Continued performance of a Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

          (c)   Without limiting the generality of Section 6.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

        Section 8.04    Entire Agreement.    This Agreement and the Schedules referenced or attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and and shall supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

        Section 8.05    Information.    Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

        Section 8.06    Notices.    Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

    (a)
    If to UOL, to:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: (818) 287-3010

    with a copy to:

      United Online, Inc.
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: Chief Financial Officer
      Fax: (818) 287-3049

    (b)
    If to CMC, to:

      Classmates Media Corporation
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: General Counsel
      Fax: (818) 287-3010

    with a copy to:

      Classmates Media Corporation
      21301 Burbank Boulevard
      Woodland Hills, California 91367
      Attention: Chief Financial Officer
      Fax: (818) 287-3035

or to such other addresses or facsimile numbers as may be specified by like notice to the other Party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method with confirmation of successful transmission; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

        Section 8.07    Governing Law.    This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California (without giving effect to the conflicts of laws provisions thereof).

        Section 8.08    Severability.    If any terms or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

        Section 8.09    Third Party Beneficiaries.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

        Section 8.10    Amendment and Modification.    This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

        Section 8.11    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

        Section 8.12    Authority.    Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        Section 8.13    Interpretation.    The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

        Section 8.14    Dispute Resolution.    Each Party hereto agrees that Section 3.12 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        Section 8.15    Confidentiality.    Each of UOL and CMC agrees to, and will cause the UOL Entities and the CMC Entities, respectively, to, maintain and safeguard all Confidential Information (as such term is defined in the Master Transaction Agreement) pursuant to Section 3.5 of the Master Transaction Agreement, and each Party hereto agrees that Section 3.5 of the Master Transaction Agreement is hereby incorporated by reference into and made a part hereof mutatis mutandis.

        Section 8.16    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 8.17    Binding Effect; Assignment.    This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each UOL Entity and each CMC Entity. Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided that either Party may assign this Agreement to a successor entity in conjunction with such Party's reincorporation in another jurisdiction or into another business form.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

UNITED ONLINE, INC.
By:	Name: Title:
CLASSMATES MEDIA CORPORATION
By:	Name: Title:

SCHEDULE I

Financial Transaction and Corporate Financial Services

Services:

        UOL will provide the following accounting, finance, tax and other corporate services to CMC:

A.    Financial Transaction Services

  •
  Accounts payable processing, billing, monthly accounting, fixed asset processing, general ledger, accounts receivable, cash receipts and lease and license payments for Classmates Online, Inc.

  •
  Payroll for CMC

B.    Corporate Financial Services

  •
  Treasury, stock plan administration, public reporting and CMC's consolidation services.

  •
  Petty cash, management reporting, cash management and tax services (including income, franchise, sales, use, personal property and rent taxes, preparation of returns and reports, and advisory services).

  •
  Property and casualty insurance procurement, claims administration and consulting services.

  •
  Investor relations services.

        The services are anticipated to be provided by UOL's personnel located at UOL's offices in Woodland Hills, California.

        CMC shall remain responsible for all accounting policy decisions. UOL will be responsible for incorporating accounting policies into the functions performed for CMC. UOL will provide input on proposed accounting policy changes. UOL will escalate to appropriate CMC management any exceptions to accounting policies. Public reporting shall be done in accordance with generally accepted accounting principles and in compliance with all applicable laws, rules and regulations.

C.    Other Corporate Services

  •
  UOL and CMC will share access to any corporate jet services provided by outside vendor(s), except to the extent each party may independently procure such services for itself.

Billing Methodology:

A.    For the Financial Transaction Services, UOL will charge CMC the cost to UOL of each employee (including salary, bonus and other compensation, insurance, benefits and taxes) engaged full-time in providing the services (based on 40 hour work week) or, if less than full-time, a percentage of that cost, in each case based on the number of hours worked or percentage (reasonable approximation) of time spent.

B.    In addition, for the Corporate Financial Services, UOL will charge CMC 50% of UOL's corporate costs and expenses for accounting, finance and tax services. These corporate costs are comprised of:

  •
  The employee costs of those employees focused primarily on the administration and supervision of accounting, finance and tax functions.

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  The UOL Service Costs for services that benefit UOL and CMC such as expenses related to common tax filings, financial reporting, corporate accounting, financial reporting systems, etc.

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  The insurance costs that benefit UOL and CMC, unless the underwriting criteria warrants a different allocation.

C.    Other Corporate Services shall be charged the basis as the parties shall mutually agree. For example:

  •
  For any corporate jet services not independently procured by CMC, 50% of UOL's monthly lease costs and 50% of UOL's operating expenses for the services that benefit both the companies fairly equally shall be allocated to CMC, while 100% of operating expenses that are fairly attributable, based upon number of passengers and flight hours, to either UOL or CMC shall be charged directly or allocated to that particular company.

        Miscellaneous overhead expenses such as those for supplies, office equipment, employee training, cell phone and other miscellaneous expenses will be allocated on a basis similar to that determined for Financial Transaction Services and charged as a percentage of allocated employee costs.

        Travel and related expenses that are fairly attributable to CMC will be charged or allocated directly to CMC.

        Services performed by a subcontractor or outside service provider on CMC's behalf will be billed directly to CMC where practical; otherwise, the compensation or consideration will be allocated in good faith to CMC in the exercise of UOL's reasonable discretion.

        CMC will generally be billed directly by insurance companies (where practical), brokers, agents and consultants (where practical and the charges can be reasonably segregated).

Termination of Accounting and Finance Services:

        Either Party may terminate the Financial Transaction and Corporate Finance Services at any time upon notice in writing to the other Party of not less than one hundred and eighty (180) days.

SCHEDULE II

Human Resources and Employee Benefits Services

Services:

A.    Human Resources Services

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  UOL will provide human resources oversight, personnel recruiting and corporate training services and related assistance on an as needed or requested basis.

B.    Employee Benefits Services

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  UOL will administer UOL's employee benefit plans ("UOL Benefit Plans") to and in respect of CMC employees who are entitled or allowed to remain participants or beneficiaries of UOL Benefit Plans required by applicable law or as otherwise agreed by UOL and CMC in the same manner as UOL administered UOL Benefit Plans prior to the IPO date.

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  UOL will, at the direction of CMC, design, negotiate and administer CMC's health and welfare benefit plans, 401(k) plan and other benefit plans and shall provide advice with respect to, and administer, wage and salary, bonus and other compensation programs ("CMC Benefit Plans").

Billing Methodology:

        UOL service costs for both the Human Resources Services and Employee Benefits Services will be calculated based on the cost to UOL of each employee (including salary, bonus and other compensation, insurance, benefits and taxes) engaged full-time in providing the services (based on 40 hour work week) or, if less than full-time, a percentage of that cost, in each case based on the number of hours worked or percentage (reasonable approximation) of time spent.

        Travel and related expenses that are fairly attributable to CMC will be charged or allocated directly to CMC.

        In addition, any expenses for employee training, job posting, applicant tracking (e.g. ICIMS), performance evaluations, and similar types of services will be allocated between UOL and CMC. Unless the costs for such are directly attributable to CMC, the percentage of costs allocated to CMC will be calculated by dividing the number of employees of CMC and its subsidiaries by the total number of employees of UOL and its subsidiaries (including CMC and its subsidiaries) at the beginning of each fiscal quarter.

        Miscellaneous overhead expenses such as those for supplies, office equipment, cell phone and other miscellaneous expenses will be allocated on a basis similar to that determined for Human Resources Services and charged as a percentage of allocated employee costs.

        Services performed by a subcontractor or outside service provider on CMC's behalf will be billed directly to CMC where practical; otherwise, the compensation or consideration will be allocated in good faith to CMC in the exercise of UOL's reasonable discretion.

        CMC will generally be billed directly by insurance companies, brokers, agents and consultants (where practical and the charges can be reasonably segregated).

Termination of Human Resources and Employee Benefits Services:

        Following the Initial Term, either Party may terminate the Human Resources and Employee Benefits Services at any time upon notice in writing to the other Party of not less than one hundred and eighty (180) days.

SCHEDULE III

Marketing Services

Services:

        UOL will provide Marketing Services to CMC (such as Web site design and advertising creative work), on an as needed or requested basis.

Billing Methodology:

        UOL Service Costs for Marketing Services will be calculated based on the cost to UOL of each employee (including salary, bonus and other compensation, insurance, benefits and taxes) engaged full-time in providing the services (based on 40 hour work week) or, if less than full-time, a percentage of that cost, in each case based on the number of hours worked or percentage (reasonable approximation) of time spent.

        Miscellaneous overhead expenses such as those for supplies, office equipment, cell phone and other miscellaneous expenses will be allocated on a basis similar to that determined for Marketing Services and charged as a percentage of allocated employee costs.

        Travel and related expenses that are fairly attributable to CMC will be charged or allocated directly to CMC.

        Marketing Services performed by a subcontractor or outside service provider on CMC's behalf will be billed directly to CMC where feasible; otherwise, the compensation or consideration will be allocated in good faith to CMC in the exercise of UOL's reasonable discretion.

Termination of Marketing Services:

        Either may terminate the Marketing Services at any time upon notice in writing to the other Party of not less than ninety (90) days.

SCHEDULE IV

Facilities Services

Services:

        UOL will provide Facilities Services to CMC, including the negotiation of leases for office facilities and services, related relocation, office equipment and communications devices, on an as needed or requested basis.

Billing Methodology:

        UOL Service Costs for Facilities Services will be a flat charge of $2,000 per month. In the event that a project or other activity outside the normal course of the Facilities Services typically being provided arises such that a material change to the UOL Service Costs is warranted, UOL and CMC will work in good faith to reach an agreement as to the amount of service costs to be charged either on a case by case basis or going forward.

        Travel and related expenses that are fairly attributable to CMC will be charged or allocated directly to CMC.

        Facilities Services performed by a subcontractor or outside service provider on CMC's behalf will be billed directly to CMC where feasible; otherwise, the compensation or consideration will be allocated in good faith to CMC in the exercise of UOL's reasonable discretion.

Termination of Facilities Services:

        Either may terminate the Facilities Services at any time upon notice in writing to the other Party of not less than ninety (90) days.

SCHEDULE V

Legal Services

Services:

        Each of UOL and CMC will provide Legal Services to the other, on an as needed or requested basis.

Billing Methodology:

        UOL service costs or CMC service costs, as the case may be, for Legal Services will be calculated based on the cost to UOL and CMC, respectively, of each employee (including salary, bonus and other compensation, insurance, benefits and taxes, but excluding stock based compensation) engaged full-time in providing the services (based on 40 hour work week) or, if less than full-time, a percentage of that cost, in each case based on the number of hours worked or percentage (reasonable approximation) of time spent.

        Miscellaneous overhead expenses such as those for supplies, office equipment, cell phone and other miscellaneous expenses will be allocated on a basis similar to that determined for Legal Services and charged as a percentage of allocated employee costs.

        Travel and related expenses that are fairly attributable to UOL or CMC, as applicable, will be charged or allocated directly to that party.

        CMC and UOL generally billed directly by outside counsel for legal services where feasible; otherwise, the fees and expenses will be allocated in good faith to the appropriate party based on the billing statement entries.

Termination of Legal Services:

        Either Party may terminate the Legal Services at any time upon notice in writing to the other Party of not less than one hundred and eighty (180) days.

SCHEDULE VI

Trademark and Domain Name Registration Services

Services:

        CMC will maintain the database of UOL trademarks and domain names and provide services to maintain and register the UOL trademarks and domain names. CMC will work with UOL to transition the UOL trademarks and domain names and registration process to UOL systems and database.

Billing Methodology:

        CMC service costs for Trademark and Domain Name Registration Services (including the cost of maintaining the database and systems) will be a flat charge of $1,500 per month.

        Travel and related expenses fairly attributable to UOL will be charged or allocated directly to UOL.

        UOL generally billed directly by outside counsel for trademark and domain name registration services where feasible; otherwise, the fees and expenses will be allocated in good faith to the appropriate party based on the billing statement entries.

        Services performed by a subcontractor or outside service provider on UOL's behalf will be billed directly to UOL where feasible; otherwise, the compensation or consideration will be allocated in good faith to UOL in the exercise of CMC's reasonable discretion.

Termination of Trademark and Domain Name Registration Services:

        Either Party may terminate the Trademark and Domain Name Registration Services at any time upon notice in writing to the other Party of not less than ninety (90) days.

SCHEDULE VII

Corporate Development Services

Services:

        UOL will provide business development on an as needed or requested basis.

Billing Methodology:

        UOL Service Costs for Corporate Development Services will be the cost to UOL of each employee (including salary, bonus, and other compensation, insurance, benefits and taxes, but excluding stock based compensation) engaged full-time in providing the services (based on 40 hour work week) or, if less than full-time, a percentage of that cost, in each case based on the number of hours worked or percentage (reasonable approximation) of time spent.

        Miscellaneous overhead expenses such as those for supplies, office equipment, cell phone and other miscellaneous expenses will be allocated on a basis similar to that determined for the Corporate Development Services and charged as a percentage of allocated employee costs.

        Travel and related expenses that are fairly attributable to CMC will be charged or allocated directly to CMC.

        Services performed by a subcontractor or outside service provider on CMC's behalf, will be billed directly to CMC where feasible; otherwise, the compensation or consideration will be allocated in good faith to CMC in the exercise of UOL's reasonable discretion.

Termination of Corporate Services:

        Either Party may terminate the Corporate Development Services at any time upon notice in writing to the other Party of not less than ninety (90) days.

SCHEDULE VIII

Web Analytic Services

Services:

        CMC will provide Web Analytic Services to UOL, including managing the vendor relationship with Omniture and supporting the use of its SiteCatalyst web analytics products at UOL. Services will include end user account administration (set up, security, password resets), questions on reports and reporting results, the communication of system best practices and the exploration of business requirements for future tool enhancements.

Billing Methodology:

        CMC Service Costs for Web Analytic Services will be a flat fee of $2,500 per month, based on the anticipated percentage of time to be spent by three CMC employees providing the Web Analytic Services. CMC Service Costs are subject to adjustment by mutual agreement of the Parties if the anticipated amount of time to provide the Web Analytic Services materially changes.

        Travel and related expenses that are fairly attributable to UOL will be charged or allocated directly to UOL.

        Services performed by a subcontractor or outside service provider on UOL's behalf will be billed directly to UOL where feasible; otherwise, the compensation or consideration will be allocated in good faith to UOL in the exercise of CMC's reasonable discretion.

Termination of Web Analytic Services:

        Either Party may terminate the Web Analytic Services at any time upon notice in writing to the other Party of not less than ninety (90) days.

SCHEDULE IX

Co-Marketing Services

Services:

        From time to time, UOL and CMC may agree to market or promote each other's services on their respective Web sites and properties on such terms and conditions as the parties may then negotiate and agree. Currently the Parties have various co-registration and advertising placements on one another's properties, all of which are currently immaterial. To the extent the Parties agree to market one another's services, such agreements shall be on substantially the terms that the Parties generally provide similar services to third parties.

Billing Methodology:

        Depending on the service being provided, the consideration may be a bounty, a flat fee, a percentage payment, barter arrangement or such other payment structure as the parties may determine.

Termination of Co-Registration Services:

        Following the Initial Term, either Party may terminate the Co-Marketing Services at any time upon notice in writing to the other Party of not less than thirty (30) days.

QuickLinks

  Exhibit 10.2
ADMINISTRATIVE SERVICES AGREEMENT